SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )

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☒           Definitive Proxy Statement
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BEL FUSE INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF
BEL FUSE INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Bel Fuse Inc. will be held at the Courtyard by Marriott, 540 Washington Boulevard, Jersey City, New Jersey 07310, on Tuesday, May 21, 2019, at 11:00 a.m., for the following purposes:

1.	To elect three directors for three-year terms.

2.	To ratify the designation of Deloitte & Touche LLP to audit Bel’s books and accounts for 2019.

3.	To approve, on an advisory basis, the executive compensation of the Company’s named executive officers as described in this proxy statement.

4.	To consider and act upon other matters which may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 26, 2019 as the date for determining the shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

CRAIG BROSIOUS, Secretary

Jersey City, New Jersey
April 11, 2019
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WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

THIS NOTICE AND THE ACCOMPANYING PROXY STATEMENT ARE FURNISHED TO THE HOLDERS OF THE COMPANY’S CLASS B COMMON STOCK, PAR VALUE $0.10 PER SHARE, FOR INFORMATIONAL PURPOSES.  HOLDERS OF CLASS B COMMON STOCK ARE NOT ENTITLED TO VOTE AT THE ANNUAL MEETING IN ACCORDANCE WITH THE COMPANY’S CERTIFICATE OF INCORPORATION, AS AMENDED.

BEL FUSE INC.
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PROXY STATEMENT
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The following statement is furnished to the holders of the Class A Common Stock, par value $0.10 per share (the “Class A Common Stock”), of Bel Fuse Inc. (“Bel” or the “Company”), a New Jersey corporation with its principal executive offices at 206 Van Vorst Street, Jersey City, New Jersey 07302, in connection with the solicitation by the Board of Directors of Bel of proxies to be used at Bel’s Annual Meeting of Shareholders.  The Annual Meeting will be held at the Courtyard by Marriott, 540 Washington Boulevard, Jersey City, New Jersey 07310, on Tuesday, May 21, 2019 at 11:00 a.m.  This proxy statement is also furnished to the holders of Bel’s Class B Common Stock, par value $0.10 per share (the “Class B Common Stock”), for informational purposes.  Holders of Class B Common Stock are not entitled to vote at the Annual Meeting in accordance with Bel’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”).  This proxy statement and, as to holders of the Class A Common Stock, the enclosed form of proxy, are first being sent to shareholders on or about April 11, 2019. As used in the remainder of this proxy statement, unless otherwise indicated, the term “shareholders” shall refer to the holders of Bel’s Class A Common Stock.

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 21, 2019:  This proxy statement and our annual report are available at www.belfuse.com.

Voting; Revocation of Proxies

A form of proxy is enclosed for use at the Annual Meeting if a shareholder is unable to attend in person.  Each proxy may be revoked at any time before it is exercised by giving written notice to the secretary of the meeting.  A subsequently dated proxy will, if properly presented, revoke a prior proxy. Any shareholder may attend the meeting and vote in person whether or not he has previously given a proxy.  All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the form of proxy.  If a proxy is signed but no specification is given, the shares will be voted “FOR” the Board’s nominees to the Board of Directors, “FOR” the ratification of the designation of Deloitte & Touche LLP to audit Bel’s books and accounts for 2019, and “FOR” the approval, on an advisory basis, of the executive compensation of the Company’s named executive officers.

Proxy Solicitation

The entire cost of soliciting these proxies will be borne by Bel. In following up on the original solicitation of the proxies by mail, Bel may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock held of record by such persons and may reimburse them for their expenses in so doing.  If necessary, Bel may also use its officers and their assistants to solicit proxies from the shareholders, either personally or by telephone or special letter.

Vote Required; Shares Entitled To Vote; Principal Shareholders

The presence in person or by proxy of holders of a majority of the outstanding shares of the Company’s Class A Common Stock will constitute a quorum for the transaction of business at the Company’s Annual Meeting. Assuming that a quorum is present, the election of directors will require the affirmative vote of a plurality of the shares of Class A Common Stock represented and entitled to vote at the Annual Meeting and approval of Proposal 2 (ratification of the designation of Deloitte & Touche LLP to audit Bel’s books and accounts for 2019). With respect to Proposal 3, the affirmative vote of a majority of the votes cast will constitute the shareholders' non-binding approval of the advisory vote on our named executive officers' compensation.  For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those cast “for” or “against” will be included.  Abstentions and broker non-votes will be counted only for the purpose of determining whether a quorum is present at the Annual Meeting.  Broker non-votes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters, but not others.  Generally, this would occur when brokers have not received any instructions from their customers.  In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters, which typically include the ratification of the independent auditors, but not on non-routine matters. Holders of Class A Common Stock are not entitled to cumulative voting in the election of directors.

Holders of record of the Class A Common Stock at the close of business on March 26, 2019 (the record date fixed by the Board of Directors) will be entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the record date, there were 2,174,912 shares of Class A Common Stock outstanding. However, as a result of protective provisions in the Company’s Certificate of Incorporation described below, the voting rights of one shareholder of the Company, GAMCO Investors, Inc. et al. (“GAMCO”), have been suspended and all of the shares of Class A Common Stock beneficially owned by such shareholder will not be included in determining the number of shares entitled to vote at the Annual Meeting.  According to filings made by GAMCO with the Securities and Exchange Commission, such shareholder beneficially owned in the aggregate 513,452 shares of Class A Common Stock on the record date.  Accordingly, a total of 1,661,460 shares of Class A Common Stock will be entitled to vote at the Annual Meeting, each of which will be entitled to one vote on all matters to come before the meeting.

The Company’s Certificate of Incorporation provides that if a shareholder, other than shareholders subject to specific exceptions, acquired (after the date of the Company’s 1998 recapitalization) 10% or more of the outstanding Class A Common Stock and does not own an equal or greater percentage of all then outstanding shares of both Class A and Class B Common Stock (all of which must have been acquired after the date of the 1998 recapitalization), such shareholder must, within 90 days of the trigger date, purchase shares of Class B Common Stock in an amount and at a price determined in accordance with a formula described in the Certificate of Incorporation, or forfeit its right to vote its shares of Class A Common Stock.  As of the record date, to the Company’s knowledge, GAMCO beneficially owned in excess of 10% of the outstanding shares of Class A Common Stock with no ownership of the Company’s Class B Common Stock and with no basis for exception from the operation of these provisions.  In order to vote its shares at the Annual Meeting, this shareholder was required to either purchase the required number of shares of Class B Common Stock or sell or otherwise transfer shares of Class A Common Stock until its Class A holdings were under 10%.  As of the record date, to the Company’s knowledge, GAMCO has not taken the required actions and, accordingly, the voting rights of GAMCO are currently suspended.

The Company’s management is not aware of any individual or entity that owned of record or beneficially more than 5% of the Class A Common Stock as of the record date other than Daniel Bernstein, the Estate of Howard B. Bernstein, GAMCO, TETON Westwood Funds-TETON Westwood Mighty Mites Fund, Dimensional Fund Advisors LP, and Royce & Associates, LLC (Royce & Associates owns more than 5% after the holdings of GAMCO are subtracted from the number of shares of Class A Common Stock outstanding on the record date, but not before such shares are subtracted from the outstanding shares). Daniel Bernstein is President, Chief Executive Officer and a Director of the Company.  The business address for Daniel Bernstein is 206 Van Vorst Street, Jersey City, New Jersey 07302. Howard Bernstein, a former officer and director of the Company and Daniel Bernstein’s uncle, died on March 14, 2017. The following table provides information regarding the beneficial ownership of Class A Common Stock by the Estate of Howard B. Bernstein, Dimensional Fund Advisors LP, Royce & Associates, LLC, TETON Westwood Funds – TETON Westwood Mighty Mites Fund, and GAMCO. For information regarding the number of shares beneficially owned by Daniel Bernstein, see “Election of Directors - Beneficial Ownership of the Company’s Stock”.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Percent of Class Whose Voting Rights Were Not Suspended

Estate of Howard B. Bernstein 206 Van Vorst Street Jersey City, NJ 07302	140,000(1)	6.44%	8.43%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	110,320(2)	5.07%	6.64%

Royce & Associates, LLC	86,957(3)	4.00%	5.23%
1414 Avenue of the Americas
New York, NY 10019
TETON Westwood Funds – TETON Westwood Mighty Mites Fund One Corporate Center Rye, NY 10580	175,999(4)	8.09%	10.59%
GAMCO Investors, Inc. et al. One Corporate Center Rye, NY 10580-1435	513,452(5)	23.61%	0.00%
________________

(1)
Pursuant to a filing made by Howard B. Bernstein with the Securities and Exchange Commission on February 14, 2017, Mr. Bernstein, and upon his death his Estate, is the beneficial owner of the shares listed above.  The Estate of Howard Bernstein has sole power to vote, or to direct the vote, and sole power to dispose, or to direct the disposition, with respect to the shares beneficially owned by it.  The filing indicated that such shares represented 6.44% of the outstanding shares.  However, as a result of the suspension of voting rights of one other shareholder, the Estate’s percentage of the voting shares is 8.43%.

(2)
Pursuant to a filing made by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 8, 2019, Dimensional Fund Advisors LP, a registered investment adviser, is the beneficial owner of the shares listed above as the result of acting as investment advisor to its clients, who have the right to direct the receipt of dividends, to receive dividends from such shares and to receive the proceeds from the sale of such shares.  The filing indicated that such shares represented 5.07% of the outstanding shares.  However, as a result of the suspension of voting rights of one other shareholder, Dimensional Fund Advisor LP’s percentage of the voting shares is 6.64%.

(3)
Pursuant to a filing made by Royce & Associates, LLC with the Securities and Exchange Commission on February 11, 2019, Royce & Associates, LLC, a registered investment adviser, is the beneficial owner of the shares listed above as the result of acting as investment advisor to its clients, who have the right to direct the receipt of dividends, to receive dividends from such shares and to receive the proceeds from the sale of such shares.  The filing indicated that such shares represented 4.00% of the outstanding shares.  However, as a result of the suspension of voting rights of one other shareholder, Royce & Associates, LLC’s percentage of the voting shares is 5.23%.

(4)
Pursuant to a filing made by TETON Westwood Funds – TETON Westwood Mighty Mites Fund with the Securities and Exchange Commission on January 22, 2019, TETON Westwood Funds – TETON Westwood Mighty Mites Fund, a registered investment company, is the beneficial owner of the shares listed above as a result of its proxy voting committee exercising sole voting power and sole dispositive power over such shares.  The filing indicated that such shares represented 8.09% of the outstanding shares.  However, as a result of the suspension of voting rights of one other shareholder, TETON Westwood Funds – TETON Westwood Mighty Mites Fund’s percentage of the voting shares is 10.59%.

(5)
Pursuant to a filing made by GAMCO with the Securities and Exchange Commission on May 22, 2018, Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer beneficially own 513,452 shares of Class A Common Stock.  The filing discloses that the beneficial ownership of two of such investment companies is as follows:  Gabelli Funds, LLC:  281,652 shares (or 12.95%) and GAMCO Asset Management Inc.:  231,800 shares (or 10.66%).  According to such filing, each of the Reporting Persons and Covered Persons (as defined in the filing) has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the securities reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO does not have the authority to vote 48,700 of its reported shares, (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares of Bel held by the Funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in Bel and, in that event, the proxy voting committee of each Fund shall respectively vote that Fund's shares, (iii) at any time, the proxy voting committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli, GAMCO Investors, Inc., Associated Capital Group, Inc. and GGCP, Inc. is indirect with respect to securities beneficially owned directly by other Reporting Persons. As explained above, all of such 513,452 shares may not be voted at the Annual Meeting and are not included in the total number of shares entitled to vote at the meeting.  If GAMCO’s voting rights had not been suspended and such shares had been so included, they would have represented 23.61% of the outstanding shares.

2020 Annual Meeting; Nominations

Shareholders intending to present proposals at the 2020 Annual Meeting of Shareholders must deliver their written proposals to the Company no later than December 13, 2019 in order for such proposals to be eligible for inclusion in the Company’s proxy statement and proxy card relating to next year’s meeting and no later than February 26, 2020 in order for such proposals to be considered at next year’s meeting (but not included in the proxy statement for such meeting).  The Company’s Nominating Committee charter describes procedures for nominations to be submitted by shareholders and other third-parties.  (See “Board of Directors - Nominating Committee Matters.”)

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s directors are elected on a staggered term basis, with each class of directors being as nearly equal as possible, and standing for re-election once in each three-year period.  At the Annual Meeting, the holders of the Class A Common Stock will elect three directors for three-year terms.  Each of the Board’s nominees has consented to be named in this proxy statement and to serve as a director if elected.

Unless a shareholder either indicates “withhold authority” on his proxy or indicates on his proxy that his shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election as directors of the nominees listed below to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified. Discretionary authority is also solicited to vote for the election of a substitute or substitutes for said nominees if any of them, for any reason presently unknown, cannot be a candidate for election.

The following sets forth information as of April 1, 2019 concerning the nominees for election to the Board of Directors and comparable information with respect to those directors whose terms of office will continue beyond the date of the Annual Meeting. Unless otherwise indicated, positions have been held for more than five years.

NOMINEES FOR DIRECTOR FOR A TERM TO EXPIRE AT THE 2022 ANNUAL MEETING

Name	Age	Director Since	Business Experience

Daniel Bernstein	65	1986	President (June 1992 to present) and Chief Executive Officer (May 2001 to present) of the Company; Vice President and Treasurer of the Company (prior years to June 1992).
Peter Gilbert	71	1987	Retired; Former President and Chief Executive Officer of Gilbert Manufacturing Co., Inc. (a manufacturer of electrical components).
Vincent Vellucci	69	2016
Retired; various positions at Arrow Electronics, Inc. (a global distributor of electrical components) for over 45 years, through January 2014, including President of Arrow’s Global Specialty Businesses Division (January 2013 to January 2014) and President of Arrow’s Americas Components Division (March 2010 through January 2013).

CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE 2021 ANNUAL MEETING

Name	Age	Director Since	Business Experience

John F. Tweedy	73	1996
Member and operating manager of Tweedy Financial Services, LLC (a financial consulting firm) (January 2007 to present); independent consultant (February 2000 to present); Director of Public Relations of GlobeSpan Semiconductor Inc. (supplier of semiconductor integrated circuit products) (January 1999 to February 2000); Director of Corporate Communications of Standard Microsystems Corp. (supplier of semiconductor integrated circuit products) (July 1995 to January 1999); Deputy Mayor (April 2011 to April 2015) and Trustee (April 2011 to March 2017) of the Village of Bellerose, New York.

Mark B. Segall	56	2011
Managing Director of Kidron Corporate Advisors LLC (a New York-based mergers and acquisitions corporate advisory firm), founded by Mr. Segall (2003 to present); Chief Executive Officer of Kidron Capital Advisors LLC (a registered broker-dealer) (2009 to present); Co-Chief Executive Officer of Investec, Inc. (2001 to 2003); head of investment banking and general counsel at Investec Inc. (1999 to 2001); Partner at the law firm of Kramer, Levin, Naftalis & Frankel LLP (1996 to 1999); Director of National CineMedia, Inc. (March 2018 to present); Director of iAM Capital Group Plc (and certain affiliated entities) (2000 to 2014 and  2017 to present); Director of  Ronson Europe N.V. (2008 to February 2017; Chairman of the Board from 2011 to February 2017); Director of Temco Service Industries, Inc. (February 2011 to January 2016).

Eric Nowling…………………	62	2014
Sr. Vice President and Corporate Controller (December 2015 to present) and Vice President of Global Accounting (February 2008 to December 2015) for Verint Systems Inc. (a supplier of software and hardware products for business intelligence and security intelligence); served in various positions, including Vice President, Controller, Chief Accounting Officer and as CFO for Standard Microsystems Corporation (supplier of semiconductor integrated circuit products) (September 1986 to April 2006).

CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE 2020 ANNUAL MEETING

Name	Age	Director Since	Business Experience

Avi Eden	71	2004
Independent Consultant for Business Development Matters, including mergers and acquisitions for companies in the electronics industry (2004 to present); Retired Vice Chairman and Executive Vice President of Vishay Intertechnology, Inc. (a manufacturer of discrete semiconductors and passive electronic components) (1996 to 2003).

Robert H. Simandl	90	1967
Retired Attorney; Member of the law firm of Simandl & Gerr (January 1992 to January 1995); member of the law firm of Robert H. Simandl, Counselor of Law (prior years); Secretary of the Company (prior years to May 2003).

Norman Yeung	64	2013
Retired; CEO of YEL Electronics Hong Kong Ltd. (1992 to 2011); founder of AVX Asia Ltd. (an electronics component company); former board member and Corporate Vice President of AVX Corporation (a manufacturer of electronic components).

Board Qualifications

The Company’s Board intends to consider diversity as a factor in new board membership as vacancies on the Board occur.  The Board will continue to take into account many other factors in the process of identifying such candidates, including the individual’s understanding of the Company’s business on a technical level, knowledge about and experience in the Company’s industry, understanding of finance, marketing and other areas that are relevant to the success of the Company in the current business environment and the candidate’s ability to make independent analytical inquiries of other Board members and of management.  See also “Nominating Committee Matters - Qualifications” and the charter of such committee for a description of the qualifications the Company’s directors must possess.  The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best serve the Company and represent the shareholders’ interests.

The Board considered the following attributes in determining that each nominee and continuing director is qualified to serve as a director of the Company:

Mr. Bernstein’s knowledge of Bel and its operations, gained over his 35 years of service to the Company, and the leadership he has demonstrated as President (since June 1992), Chief Executive Officer (since May 2001) and through his prior positions with the Company as Vice President of Operations and Director of Sales for the Fuse Division, coupled with his achievement of an MBA degree from Baruch College, led the Board to conclude that this individual is fully qualified as a director of the Company.

Mr. Eden has had experience as an independent consultant for various businesses, including advice provided in connection with mergers and acquisitions to companies in the electronics industry. As former Executive Vice President and Vice Chairman of the Board of Vishay Intertechnology, Inc., he was an integral part of growing Vishay into over a billion dollar company.  This business experience, in addition to his achievement of his law degree from Harvard Law School, led the Board to conclude that this individual should serve as a director of the Company.

Mr. Gilbert’s experience in the Company’s industry, as president and chief executive officer and a director of his own electrical components manufacturing business, his knowledge of Bel gained through his service as a director of the Company since 1987, his experience gained by serving as a director on various other boards, and his achievement of an MBA degree from Columbia University led the Board to conclude that this individual should serve as a director of the Company.

Mr. Nowling's nearly 40 years of accounting and financial management experience, including his service in senior financial management positions at two publicly-traded technology companies for 30 years, and his educational accomplishments led the Board to believe that this individual should serve as a director of the Company.  Mr. Nowling is currently Sr. Vice President and Corporate Controller and chief accountant for a $1.2 billion technology company.  Mr. Nowling holds a B.S. degree in Economics (magna cum laude), from the University of Pennsylvania's Wharton School of Business and is a CPA in the State of New York.

Mr. Segall has an extensive background in mergers and acquisitions, including his experience as the Senior Managing Director and founder of Kidron Corporate Advisors LLC, a mergers and acquisitions corporate advisory boutique firm.  Mr. Segall received an AB in History from Columbia College, Columbia University and a JD from New York University School of Law.  His financial and investment banking experience, his educational background and the fact that he is an attorney all led the Board to conclude that he should serve as a director of Bel.

Mr. Simandl has over 60 years of experience as a practicing attorney, and has served as a director of Bel since 1967.  Mr. Simandl has a B.A. degree from Lafayette College and an LLB degree from Rutgers School of Law.  His educational background and extensive years as a practicing attorney led the Board to conclude that this individual should serve as a director of the Company.

Mr. Tweedy’s business experience includes various positions held in engineering, corporate communications and public relations of companies in the electronics industry. This business experience, in addition to his knowledge and understanding of complex financial matters gained as an owner and operating manager of a financial consulting firm and his achievement of an MBA degree in business administration from Adelphi University, and a BSEE degree in engineering from Manhattan College, led the Board to conclude that this individual should serve as a director of the Company.
Mr. Vellucci has over 45 years of experience at Arrow Electronics, most recently serving as President of Arrow’s Global Specialty Businesses and prior to that position, as President of Americas Components where he was responsible for restructuring the Americas Electronics Components Division.  Prior to these positions, he served as Senior Vice President, Sales and he also held leadership positions in the emerging customer business unit, the military-aerospace business unit and in semiconductor marketing.  Over the span of his career he has been instrumental in various business transformation initiatives including mergers and acquisitions and strategic market analysis.  Mr. Vellucci has an educational background in marketing and attended the General Manager Program for Executives at the Harvard Business School.  These qualifications led the Board to conclude that this individual should serve as a director of the Company.

Mr. Yeung is the founder and retired CEO of YEL Electronics Hong Kong Ltd., an electronic components distributor in China.  Mr. Yeung’s background in the operational aspects of the electronics industry, particularly in China where Bel has a significant amount of its manufacturing facilities, and his educational background which includes his receiving a BSEE degree from UCLA, led the Board to conclude that this individual should serve as a director of the Company.

Executive Officers

The following sets forth information as of April 1, 2019 concerning the Company’s executive officers. Unless otherwise indicated, positions have been held for more than five years.

Name and Age	Officer Since	Positions and Offices with the Company/Business Experience
Daniel Bernstein, 65	1985	President, Chief Executive Officer and Director
Craig Brosious, 62	2017	Vice President of Finance, Treasurer, and Secretary
Dennis Ackerman, 56	2001	President of Bel Power Solutions (June 2014 to present); Vice President of Operations
Raymond Cheung, 62	2007	Vice President Asia Operations
Peter Bittner III, 49	2015	President of Bel Connectivity Solutions (May 2015 to present)

Mr. Bernstein has served the Company as President since June 1992 and as Chief Executive Officer since May 2001.  He previously served as Vice President (1985-1992) and Treasurer (1986-1992) and has served as a Director since 1986. He has occupied other positions with the Company since 1978.  He is currently a director of Bel Fuse Inc., Cinch Connectors, Inc., Bel Transformer Inc., Bel Power Inc. and Bel Stewart GmbH.

Mr. Brosious has served in various finance and accounting roles at Bel and its subsidiaries or acquired properties since 1994, and began his career with KPMG as a staff auditor in 1978.  He joined Dentsply International, a multi-national manufacturer of dental supplies and equipment, in 1982 as a Senior Internal Auditor, responsible for financial and internal control audits of the North American locations. In 1984, he joined Ferranti International, a global provider of defense and security systems and technology, as Cost Accounting Manager, and later, was promoted to Controller of the Defense Systems Division.  He joined the ESCOD Industries division of Insilco Corporation as the Controller in 1994, and in 1998 was appointed the Controller of the Stewart Connector Systems division.  In 2000, he was promoted to Director of Finance of the Insilco Technologies Group, the parent company of Stewart and ESCOD, a position he held until Bel's acquisition of the group in 2003.  Since that time, Mr. Brosious has been responsible for Bel's financial accounting operations at Bel locations worldwide, and has been active in Bel's M&A activities and tax strategy development.  In May 2017, Mr. Brosious was named Vice President of Finance, Treasurer and Secretary.

Mr. Ackerman joined the Company in 1986 and has held the positions of Customer Service Manager, Sales Manager, Purchasing Manager and Operations Manager.  In 2001, he was named Vice President of Operations and in June 2014, he was named President of Bel Power Solutions, Inc.  In addition, Mr. Ackerman is currently a director of Dongguan Transpower Electric Products Company Limited.  Mr. Ackerman has an MBA degree from Fairleigh Dickinson University.

Mr. Cheung joined the Company in 1990 and has served as a Regional Sales Manager and as Director of Sales for Asia.  In October 2007, he was appointed Vice President Asia Operations.  Mr. Cheung is currently a director of Bel Fuse (Macao Commercial Offshore) Limited and TRP Connector B.V.  Prior to joining the Company, Mr. Cheung worked as a Design and Project Engineer at Astec Power Computer Products, and as a Technical Sales Manager at Asian Sources Magazine.

Mr. Bittner began his career in 1991 at Stewart Connector Systems.  He joined Insilco Technologies, Stewart Connector’s parent company, in 1999, serving as Industry Marketing Manager.  Following Insilco’s acquisition by Bel in 2003, Mr. Bittner was named General Manager of Stewart Connector.  Mr. Bittner assumed responsibility for the acquired businesses of Cinch Connectors, Gigacom Interconnect, Array Connector and Fibreco from their respective dates of acquisition.  In May 2015, Mr. Bittner was named President of Bel Connectivity Solutions.  He holds a Bachelor of Science degree in Business Management.

Beneficial Ownership of the Company’s Stock

The following table sets forth certain information regarding the ownership of Bel’s Class A Common Stock and Class B Common Stock as of March 26, 2019 by (a) each director and nominee, (b) the Company’s Chief Executive Officer and our four other most highly compensated executive officers for 2018 (these five persons are referred to herein as the “Named Officers” or the “named executive officers”) and (c) all directors and current executive officers as a group.  Unless otherwise stated in the footnotes following the table, the nominees, directors and Named Officers listed in the table have sole power to vote and dispose of the shares which they beneficially owned as of March 26, 2019.  The percentage for the Class A Common Stock represents the percent of the Class whose voting rights were not suspended.  See “Vote Required; Shares Entitled to Vote; Principal Shareholders”.

	Aggregate Number of Shares Beneficially Owned (1)
	Class A Common Stock		Class B Common Stock
	No. of Shares	Percent of Class Whose Voting Rights Were Not Suspended	No. of Shares	Percent of Outstanding Shares
Daniel Bernstein(2)	354,283	21.3	137,083	1.3
Avi Eden(3)	--	*	11,000	*
Peter Gilbert(4)	500	*	16,000	*
Eric Nowling(5)………………………………..	--	*	8,000	*
Mark Segall(6) …………………………….……	--	*	8,000	*
Robert H. Simandl(7)	1,585	*	16,755	*
John F. Tweedy(8)	250	*	16,650	*
Vincent Vellucci(9) …………………………….	--	*	4,000	*
Norman Yeung(10)……………………………….	--	*	8,000	*
Craig Brosious(11)	1,047	*	6,110	*
Dennis Ackerman(12)	1,903	*	16,123	*
Raymond Cheung(13)……………………….…...	158	*	28,825	*
Peter Bittner III(14)……………………………..	1,018	*	13,168	*
All current directors, nominees and executive officers as a group (13 persons)(15)	360,744	21.6	289,714	2.8

(1)
As of March 26, 2019, there were 2,174,912 and 10,089,852 shares of Class A Common Stock and Class B Common Stock outstanding, respectively.  A total of 1,661,460 shares of Class A Common Stock are entitled to vote at the Annual Meeting (the voting rights of one shareholder owning an aggregate of 513,452 shares of Class A Common Stock have been suspended).

(2)
The shares of Class A Common Stock beneficially owned by Mr. Bernstein include 2,662 shares allocated to Mr. Bernstein in the Company’s 401(k) Plan over which he has voting but no investment power.  The shares of Class B Common Stock beneficially owned by Daniel Bernstein include 59,052 shares owned by a family limited liability company of which Mr. Bernstein and his children are members, 55,939 shares owned by a trust in which Mr. Bernstein is a beneficiary, 10,092 shares allocated to Mr. Bernstein in the Company’s 401(k) Plan over which he has no voting or investment power and 12,000 shares of restricted stock.

(3)	The shares of Class B Common Stock beneficially owned by Mr. Eden include 2,000 shares of restricted stock.

(4)	The shares of Class B Common Stock beneficially owned by Mr. Gilbert include 1,250 shares held of record by Mr. Gilbert’s wife and 2,000 shares of restricted stock.

(5)	The shares of Class B Common Stock beneficially owned by Mr. Nowling include 5,000 shares of restricted stock.

(6)	The shares of Class B Common Stock beneficially owned by Mr. Segall include 3,000 shares of restricted stock.

(7)
The shares of Class A Common Stock beneficially owned by Mr. Simandl include 1,200 shares held of record by Mr. Simandl’s wife.  The shares of Class B Common Stock beneficially owned by Mr. Simandl include 3,600 shares held of record by Mr. Simandl’s wife and 2,000 shares of restricted stock.

(8)	The shares of Class B Common Stock beneficially owned by Mr. Tweedy include 2,000 shares of restricted stock.

(9)	The shares of Class B Common Stock beneficially owned by Mr. Vellucci consist of 3,000 shares of restricted stock.

(10)	The shares of Class B Common Stock beneficially owned by Mr. Yeung include 5,000 shares of restricted stock.

(11)
The shares of Class A Common Stock beneficially owned by Mr. Brosious include 1,047 shares allocated to him in the Company’s 401(k) Plan over which he has voting but no investment power.  The shares of Class B Common Stock beneficially owned by Mr. Brosious include 4,500 shares of restricted stock.

(12)
The 1,903 shares of Class A Common Stock beneficially owned by Mr. Ackerman are allocated to him in the Company’s 401(k) Plan; he has voting but no investment power with respect to these shares.  The shares of Class B Common Stock owned by Mr. Ackerman include 6,123 shares allocated to him in the Company’s 401(k) Plan over which he has no voting or investment power and 10,000 shares of restricted stock.

(13)
The 158 shares of Class A Common Stock beneficially owned by Mr. Cheung are allocated to him in the Far East Retirement Plan (as described under “Other Non-Performance Benefit Plans” within the Executive Compensation section of this proxy statement); he has voting but no investment power with respect to these shares.  The shares of Class B Common Stock beneficially owned by Mr. Cheung include 825 shares allocated to him in the Far East Retirement Plan over which he has no voting or investment power and 10,000 shares of restricted stock.

(14)
The shares of Class A Common Stock beneficially owned by Mr. Bittner include 1,018 shares allocated to him in the Company’s 401(k) Plan over which he has voting but no investment power.  The shares of Class B Common Stock beneficially owned by Mr. Bittner include 1,668 shares allocated to him in the Company’s 401(k) Plan over which he has no voting or investment power and 7,500 shares of restricted stock.

(15)
Includes 6,630 and 17,883 shares of Class A Common Stock and Class B Common Stock, respectively, allocated in the Company’s 401(k) Plan and Far East Retirement Plan over which such persons have with respect to the Class A Common Stock, voting but no investment power, and with respect to the Class B Common Stock, no voting or investment power.  The Class B Common Stock also includes 68,000 restricted shares.

*	Shares constitute less than one percent of the shares of Class A Common Stock or Class B Common Stock outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and greater than ten percent beneficial owners to file with the Securities and Exchange Commission certain reports regarding such persons’ ownership of the Company’s securities.  Directors, officers and greater than ten percent beneficial owners are required by applicable regulations to furnish Bel with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms or information furnished to Bel, the Company believes that all 2018 filing requirements applicable to its directors, officers and greater than ten percent beneficial owners were satisfied on a timely basis.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table sets forth, for the years ended December 31, 2018 and 2017, a summary of the compensation earned by our Chief Executive Officer and our four other most highly compensated executive officers serving at December 31, 2018.  In this proxy statement, we refer to these five individuals as the “Named Officers” or the “named executive officers”.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Daniel Bernstein, President and Chief Executive Officer	2018 2017	400,000 400,000	276,923 107,692	- -	6,486 308,428	21,475 21,490	704,884 837,610
Craig Brosious, Vice President, Treasurer and Secretary	2018 2017	275,000 236,667	190,385 65,962	- -	116,123 106,803	19,495 16,240	601,003 425,672
Dennis Ackerman, President of Bel Power Solutions	2018 2017	300,000 300,000	207,692 80,769	- -	32,316 176,261	21,525 22,050	561,533 579,080
Raymond Cheung, Vice President Asia Operations	2018 2017	275,000 250,000	190,385 67,308	- -	76,454 172,834	30,904 27,480	572,743 517,622
Peter Bittner III, President of Bel Connectivity Solutions	2018 2017	275,000 245,000	190,385 65,962	- -	30,236 92,503	20,390 20,560	516,011 424,025

We accrued the bonuses set forth in the table above for 2018 and 2017 in our consolidated statements of operations for the years ended December 31, 2018 and 2017, respectively, but such bonuses were not paid until the following year.

In the table above, when we refer to changes in pension values, we are referring to the aggregate change in the present value of the Named Officer’s accumulated benefit under our SERP from the measurement date used for preparing our 2017 year-end financial statements to the measurement date used for preparing our 2018 year-end financial statements.

In the table above, “all other compensation” for 2018 consists of the following:

•
for Mr. Bernstein: (i) an employer matching contribution made to his 401(k) account of $9,625, (ii) $4,200 in dividends that we paid with respect to the restricted shares noted above, and (iii) $7,650 related to automobile expenses.

•
for Mr. Brosious: (i) an employer matching contribution made to his 401(k) account of $9,625, (ii) $1,470 in dividends that we paid with respect to the restricted shares noted above, and (iii) $8,400 related to automobile expenses.

•
for Mr. Ackerman: (i) an employer matching contribution made to his 401(k) account of $9,625, (ii) $3,500 in dividends that we paid with respect to the restricted shares noted above, and (iii) $8,400 related to automobile expenses.

•
for Mr. Cheung: (i) a contribution to his Far East Retirement Plan account of $19,250, an amount in excess of Mr. Cheung’s 2018 pre-tax elective deferral contributions (included under “Salary”), (ii) $3,220 in dividends that we paid with respect to the restricted shares noted above and (iii) $8,434 related to automobile expenses.

•
for Mr. Bittner: (i) an employer matching contribution made to his 401(k) account of $9,540, (ii) $2,450 in dividends that we paid with respect to the restricted shares noted above, and (iii) $8,400 related to automobile expenses.

Restricted Stock Awards

We are authorized to grant restricted stock awards under our 2011 Equity Compensation Program.  Participants have the right to vote (if applicable) and receive dividends on their restricted shares. Restrictions lapse in 25% increments commencing two years (or in the case of the November 2016 grants, three years) after the grant date. There were no restricted stock awards granted to our Named Officers in 2017 or 2018.

Compensation Elements

Salary

We pay salaries to our Named Officers in order to provide a base compensation to them for their day-to-day responsibilities in managing our business. We do not rely upon consultants to set our salaries, to establish salary ranges or to provide advice regarding other compensation matters, nor do we engage in any benchmarking activities. The Company views base salary simply as a fixed component of overall compensation, with a large variable portion being derived from annual bonuses as described below.

In terms of overall compensation, our Chief Executive Officer receives salary recommendations from our U.S. management team and our Far East management team. Our Chief Executive Officer then formulates his own recommendations which he presents to our Compensation Committee. Our Chief Executive Officer does not participate in the deliberations regarding his own salary, but does participate in discussions regarding salary levels for our other Named Officers. Salary levels are typically reviewed in December, and adjusted from time to time after taking into account overall Company performance as well as team performance.

Bonus

Bel has a Company-performance based bonus plan that a broad base of associates participate in.  Financial results are monitored on a quarterly basis by the Chief Executive Officer, the Vice President of Finance, the President of Bel Power Solutions and the President of Bel Connectivity Solutions.  Management utilizes net income as the financial measure in evaluating the Company’s performance as compared to prior quarters.  Based on the quarterly review, a bonus accrual may be established by the Compensation Committee based on recommendations from the Chief Executive Officer, the Vice President of Finance, the President of Bel Power Solutions and the President of Bel Connectivity Solutions.  At the end of each year in which a bonus accrual has been established, the Compensation Committee receives recommendations from the Chief Executive Officer with respect to the payment of specific bonuses to specific individuals, based upon the overall size of that year’s bonus pool as well as individuals’ respective participation in achieving team objectives throughout the year. The decision to grant bonuses is ultimately made by the Company’s Compensation Committee.  The target bonus payment for Bel’s key executives (including the Named Officers, in addition to other key executives) is 4-6 months of their annual salary; however, this varies dependent upon the bonus pool established during the year and may vary by individual based on extenuating circumstances.

During each of the past three years, an overall bonus pool was allocated among executives, management, and technical and administrative employees of the Company based on number of weeks’ pay, in accordance with their respective contributions to our corporate performance.  In 2018, of a total bonus pool of $4.7 million, $1,055,770 was allocated to our Named Officers and reflected thirty-six weeks’ pay for each Named Officer.  In 2017, of a total bonus pool of $2.4 million, $387,693 was allocated to our active Named Officers as of December 31, 2017 and reflected fourteen weeks’ pay for each Named Officer.  In 2016, of a total bonus pool of $4.6 million, $1,179,232 was allocated to our Named Officers and reflected forty-two weeks’ pay for each Named Officer.

Long-Term Stock Incentive Compensation

Our 2011 Equity Compensation Program, as approved by our shareholders at the 2011 Annual Meeting, permits us to issue four types of non-cash awards based on our Class B Common Stock:  restricted stock grants, incentive stock options, non-qualified stock options and stock appreciation rights. For the past several years, we relied upon restricted stock awards as our primary form of long-term stock incentive compensation.

The shares awarded are typically earned in 25% increments on the second, third, fourth and fifth anniversaries of the grant date, provided the employee has remained employed by the Company through such anniversary dates; otherwise the unearned shares are forfeited.  We did not grant any restricted stock awards to any of our Named Officers during 2017 or 2018.  While our 2011 Equity Compensation Program does not preclude the grant of restricted shares on an annual basis, the Compensation Committee concluded that given the structure and amount of the restricted stock awards previously made, there was no need to grant additional restricted stock awards to the Named Officers during 2017 or 2018.

Generally, our experience has been to consider restricted stock awards at the quarterly director meetings, as opposed to granting options and stock awards throughout the year. By making our grant determinations at specific times each year, we avoid even an appearance of coordinating grants with release dates of material information not previously disclosed to the public.

Our 2011 Equity Compensation Program is designed to help attract and retain individuals with superior experience and skillsets for positions of substantial responsibility within our Company and to provide these persons with an additional incentive to contribute to the success of our Company, all of which we expect will result in increased shareholder value. Restricted stock grants are awards of actual shares of our common stock, without any initial cost to the associate, but subject to a vesting restriction. The shares cannot be sold or transferred until the restriction ends and the shares become “vested.” Shares not vested are forfeited back to us if it becomes impossible to meet the condition for ending the restriction. Restricted stock grants offer the opportunity to obtain shares of our common stock without payment to us, provided the condition to ending the restriction is met. We award restricted stock grants because we believe that they aid in retaining our key executives, who are positioned to benefit from an increase in share value.

Retirement Benefits

We have designed our Supplemental Executive Retirement Plan, or “SERP”, to provide a limited number of our key management and other key associates with supplemental retirement and death benefits. Each of our Named Officers is a participant in the SERP.  Participants in the SERP are selected by our Compensation Committee based upon recommendations from our Chief Executive Officer.  We believe that this benefit incentivizes key associates to remain with us on a career-long basis and engenders loyalty to our Company.

Benefits available under the SERP vary depending upon when and how a participant terminates employment with us. If a participant retires on his normal retirement date (65 years old, 20 years of service, and five years of participation in the SERP), his or her normal retirement benefit under the SERP would be annual payments equal to 40% of his or her average base compensation -- using compensation from the highest five consecutive calendar years of SERP participation -- payable in monthly installments for the remainder of his or her life. If a participant retires early (55 years old, 20 years of service, and five years of participation in the SERP), his or her early retirement benefit would be an amount (i) calculated as if his or her early retirement date were in fact such participant’s normal retirement date, (ii) multiplied by a fraction, the numerator being the actual years of service the participant has with us and the denominator being the years of service the participant would have had if he or she had retired at his or her normal retirement date, and (iii) actuarially reduced to reflect the early retirement date. If a participant dies prior to receiving 120 monthly payments under the SERP, his or her beneficiary is entitled to continue receiving benefits for the shorter of (i) the time necessary to complete 120 monthly payments or (ii) 60 months. If a participant dies while employed by us, his or her beneficiary will receive, as a survivor benefit, an annual amount equal to (i) 100% of the participant’s annual base salary at the date of death for one year, and (ii) 50% of the participant’s annual base salary at the date of death for each of the following four years, each payable in monthly installments. Our SERP also provides for disability benefits, and a forfeiture of benefits if a participant terminates employment for reasons other than those contemplated under the SERP.

In the event of a “change in control” (as defined in the SERP), each participant who is employed by us at the time of the change in control will be entitled to a normal retirement benefit commencing immediately following termination of employment (or in the case of certain participants who are “specified employees” for purposes of Section 409A of the Code (discussed below), six months after termination of employment).  The normal retirement benefit payable under these circumstances will be the actuarial equivalent of the benefit that would commence upon the date that the participant would have attained his or her normal retirement date if he or she had not terminated employment.  Further, each participant’s average base compensation will be deemed to be equal to his or her annual base compensation in effect prior to the change in control.  If we have established a trust to accumulate assets from which to pay SERP benefits, then we will fully fund the trust in connection with a change in control in order to ensure that there will be sufficient assets set aside to pay all SERP benefits.  A “change in control” for purposes of the SERP includes a merger or consolidation with another corporation whereby our shareholders do not own a majority of the surviving or successor entity, an acquisition of 50% or more of our voting securities by one person or a group of persons acting together, a sale of all or substantially all of our assets to any person, our dissolution or liquidation or if the members of our incumbent Board of Directors (or their successors, if approved by them) cease for any reason to constitute at least two-thirds of the members of our Board.

As of December 31, 2018, Mr. Bernstein, Mr. Ackerman, Mr. Brosious and Mr. Cheung were eligible for early retirement under the SERP.  Had each retired on December 31, 2018, Mr. Bernstein would have been eligible for a monthly benefit under the SERP in the amount of $11,611 payable for life; Mr. Ackerman would have been eligible for a monthly benefit under the SERP in the amount of $5,869 payable for life; Mr. Brosious would have been eligible for a monthly benefit under the SERP in the amount of $5,788 payable for life; and Mr. Cheung would have been eligible for a monthly benefit under the SERP in the amount of $6,711 payable for life. Had each of our Named Officers terminated employment on December 31, 2018 in connection with a change in control, they would have been entitled under the SERP to a monthly benefit for life as follows:  Mr. Bernstein, $12,222; Mr. Brosious, $8,475; Mr. Ackerman, $7,971; Mr. Cheung, $8,437; and Mr. Bittner, $6,086.  The present value of those change in control benefits for the Named Officers, using the actuarial assumptions used for our financial reporting purposes, would be as follows:  Mr. Bernstein, $2,039,373; Mr. Brosious, $1,510,056; Mr. Ackerman, $1,583,223; Mr. Cheung, $1,500,581; and Mr. Bittner, $1,385,502.

Other Non-Performance Benefit Plans
Our Named Officers are eligible to participate, as are all our associates who meet service requirements under the several plans, in the following types of non-performance benefit plans:

Our associates, including our Named Officers, are entitled to participate in either our domestic 401(k) plan or our Far East Retirement Plan.

•
Pursuant to our domestic 401(k) plan, we make matching contributions of pre-tax elective deferral contributions made by associates. During 2017 and 2018, the Company matched 100% of the first 1% of compensation contributed by participants and 50% of the next 5% of compensation contributed by participants.  Compensation of participants in excess of statutory limits for tax-qualified plans ($275,000 in 2018) is disregarded for purposes of determining contributions by participants and matching contributions. Matching contributions during 2017 and 2018 were made in cash and invested in shares of our Class A Common Stock, though participants who have three or more years of service are able to divest their Class A Common Stock and reinvest in other investment alternatives offered under the plan.  The trustees of the domestic 401(k) plan adopted a “10b5-1 plan,” in accordance with guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to make open market purchase of shares of our Class A Common Stock with such matching contributions.  For years prior to 2012, our matching contributions under the domestic 401(k) plan were made in shares of our Class B Common Stock.

•
The Far East Retirement Plan is a defined contribution mandatory provident fund arrangement established pursuant to Hong Kong law.  Subject to certain minimum and maximum levels under Hong Kong law, five percent of a participant’s salary must be contributed to the Far East Retirement Plan.  We match amounts contributed to the Far East Retirement Plan.  Our current match equals 7% of an associate’s base salary.  Under the Far East Retirement Plan, our matching amounts are currently made partly in shares of our Class B Common Stock - approximately 10% of our contribution - and partly in cash - approximately 90% of our contribution.  Mr. Cheung is the only Named Officer who participates in the Far East Retirement Plan.

•
We maintain medical and dental health insurance plans for our associates on a non-discriminatory basis.  Except for union associates covered by union programs, associates in the U.S. contribute approximately 20% of the premiums related to our medical and dental insurance plans.  We also provide life insurance for all U.S. associates.

We believe that the insurance plans we offer are important components of our comprehensive benefit package, which should induce associates to remain with us. We believe that our domestic 401(k) plan and our Far East Retirement Plan induce our associates to save for future retirement needs, and we encourage this by matching individual plan contributions, as described above, by participating associates.

Severance

The Company has a written severance pay plan that applies to all of our full-time, non-union U.S. associates. Under the plan, which was amended and restated during 2016, a covered associate is generally eligible for severance benefits if his or her employment is involuntarily terminated without cause. Prior to its amendment and restatement, the plan provided severance only in connection with a termination of employment incident to certain changes in control of the Company.  Severance pay is payable in a lump sum and is based on an eligible associate’s years of service, including in certain cases years of service with an entity acquired by the Company.  Severance is subject to the individual’s execution of a release agreement.  Severance is equal to two weeks of base pay for each year of service, with a minimum of four weeks’ and a maximum of 52 weeks’ severance. An eligible employee is also eligible for Company-paid health coverage for one month.

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee.
Effective for taxable years beginning prior to January 1, 2018, an exception to this deduction limit applied to “performance-based compensation”, such as stock options and other equity awards, that satisfies certain criteria. Under the federal tax reform legislation signed into law on December 22, 2017, the performance-based pay exception to Section 162(m) was eliminated, but a transition rule may allow the exception to continue to apply to certain performance-based compensation payable under written binding contracts that were in effect on November 2, 2017.
The Compensation Committee intends to consider the potential impact of Section 162(m) on compensation decisions, but reserves the right to approve compensation for an executive officer that exceeds the deduction limit of Section 162(m) in order to provide competitive compensation packages.

Outstanding Equity Awards at December 31, 2018

The following table sets forth, for each of the Named Officers, information regarding stock awards outstanding at December 31, 2018.  Each of the stock awards referred to in the table below was granted pursuant to our 2011 Equity Compensation Program. The vesting dates applicable to each stock award are set forth in footnotes that follow the columnar explanations below the table. None of our Named Officers had any stock options outstanding as of December 31, 2018.

Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (b)	Market Value of Shares or Units of Stock That Have Not Vested ($) (c)
Daniel Bernstein	12,000	221,040
Craig Brosious	4,500	82,890
Dennis Ackerman	10,000	184,200
Raymond Cheung	10,000	184,200
Peter Bittner III	7,500	138,150

In the table above, we are disclosing:

•	in column (b), the number of shares of our Class B Common Stock covered by stock awards granted under our 2011 Equity Compensation Programs that were not vested or earned as of December 31, 2018; and

•	in column (c), the aggregate market value or payout value as of December 31, 2018 of the stock awards referenced in column (b).

In the table above, the vesting dates for the Named Officers’ stock awards are as follows:

•
As of December 31, 2018, Mr. Bernstein had 12,000 restricted shares of Class B Common Stock, vesting as follows:  3,000 shares vest as of November 15, 2019; 3,000 shares vest as of November 15, 2020; 3,000 shares vest as of November 15, 2021; and 3,000 shares vest as of November 15, 2022.

•
As of December 31, 2018, Mr. Brosious had 4,500 restricted shares of Class B Common Stock, vesting as follows:  1,500 shares vest as of May 17, 2019; 1,500 shares vest as of May 17, 2020; and 1,500 shares vest as of May 17, 2021.

•
As of December 31, 2018, Mr. Ackerman had 10,000 restricted shares of Class B Common Stock, vesting as follows:  2,500 shares vest as of November 15, 2019; 2,500 shares vest as of November 15, 2020; 2,500 shares vest as of November 15, 2021; and 2,500 shares vest as of November 15, 2022.

•
As of December 31, 2018, Mr. Cheung had 10,000 restricted shares of Class B Common Stock, vesting as follows:  2,500 shares vest as of November 15, 2019; 2,500 shares vest as of November 15, 2020; 2,500 shares vest as of November 15, 2021; and 2,500 shares vest as of November 15, 2022.

•
As of December 31, 2018, Mr. Bittner had 7,500 restricted shares of Class B Common Stock vesting as follows:  2,500 shares vest as of May 17, 2019; 2,500 shares vest as of May 17, 2020; and 2,500 shares vest as of May 17, 2021.

In calculating market values in the table above, we have multiplied the closing market price of our Class B Common Stock on the last trading day in 2018 of $18.42 by the applicable number of shares of Class B Common Stock underlying the Named Officers’ unvested stock awards.

Equity Compensation Plan Information

The following table provides information as of December 31, 2018 with respect to shares of Class A and Class B Common Stock that may be issued under our 2011 Equity Compensation Program which has been approved by the Company’s shareholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders: 2011 Equity Compensation Program	Class A: 0 Class B: 0	Class A: $ 0 Class B: $ 0	Class A: 0 Class B: 359,100
Equity Compensation Plans Not Approved by Security Holders	-	-	-
TOTAL	Class A: 0 Class B: 0	Class A: $ 0 Class B: $ 0	Class A: 0 Class B: 359,100

BOARD OF DIRECTORS

Director Compensation

The following table sets forth certain information regarding the compensation we paid to our directors, other than Daniel Bernstein, during 2018.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	All Other Compensation ($) (g)	Total ($) (j)
Avi Eden	31,500	-	700	32,200
Peter Gilbert	45,750	-	700	46,450
Robert H. Simandl	31,500	-	700	32,200
John F. Tweedy	45,250	-	700	45,950
Mark B. Segall	33,500	-	980	34,480
Norman Yeung	28,500	98,600	770	127,870
Eric Nowling	40,000	98,600	770	139,370
Vincent Vellucci	31,500	-	1,120	32,620

With respect to compensation of our non-employee directors:
•
When we refer to “Fees Earned or Paid in Cash”, we are referring to all cash fees that we paid or were accrued in 2018, including annual retainer fees, committee fees and meeting fees; in 2018, our non-employee directors received an annual retainer of $24,000, plus $1,500 for each Board meeting they attended in person and $750 for each non-audit or non-succession committee meeting they attended in person.  Audit Committee members received $2,500 for each meeting they attended in person.  Succession committee members received $1,250 for each meeting they attended in person.

•
When we refer to amounts under “Stock Awards”, we are referring to the aggregate grant date fair value in accordance with FASB ASC Topic 718.  During 2018, Mr. Nowling and Mr. Yeung were each granted 4,000 shares of restricted stock.

•
At December 31, 2018, our directors as of such date (other than Daniel Bernstein) owned the following number of shares of restricted stock, which vest as described below:  Mr. Eden, Mr. Gilbert, Mr. Simandl and Mr. Tweedy each owned a total of 2,000 shares, of which 1,000 shares vest on May 19, 2019 and 1,000 shares vest on May 19, 2020;  Mr. Segall owned a total of 3,000 shares, of which 1,000 shares vest on May 17, 2019, 1,000 shares vest on May 17, 2020 and 1,000 shares vest on May 17, 2021; Mr. Yeung and Mr. Nowling each owned a total of 5,000 shares, of which 1,000 shares vest on July 29, 2019, 1,000 shares vest on August 10, 2020, 1,000 shares vest on August 10, 2021, 1,000 shares vest on August 10, 2022 and 1,000 shares vest on August 10, 2023;  and Mr. Vellucci owned a total of 3,000 shares, of which 1,000 shares vest on November 15, 2019, 1,000 shares vest on November 15, 2020 and 1,000 shares vest on November 15, 2021.

•	“All other compensation” consists of the following:

▪ For each of Mr. Eden, Mr. Gilbert, Mr. Simandl and Mr. Tweedy:  dividends on his shares of restricted stock in the amount of $700.

▪ For each of Mr. Nowling and Mr. Yeung:  dividends on his shares of restricted stock in the amount of $770.

▪ For Mr. Segall:  dividends on his shares of restricted stock in the amount of $980.

▪ For Mr. Vellucci:  dividends on his shares of restricted stock in the amount of $1,120.

In 2018, directors who were executive officers of the Company did not receive directors’ fees.  In 2018, directors of the Company’s foreign subsidiaries did not receive a retainer or meeting fees.

The Board of Directors; Committees of the Board

Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors.  NASDAQ has adopted amendments to its definition of independence.  Additional requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee.  As noted below, the Board has determined that the members of the Audit Committee satisfy all such definitions of independence.  The Board has also determined that the following members of the Board satisfy the NASDAQ definition of independence: Peter Gilbert, John F. Tweedy, Mark B. Segall, Robert Simandl, Avi Eden, Norman Yeung, Eric Nowling and Vincent Vellucci.

The Company’s Board of Directors meets quarterly throughout the year.  During 2018, the Board held four meetings.

Bel’s Board has an Executive Committee, a Compensation Committee, an Audit Committee, a Nominating Committee and a Succession Committee.  The Executive Committee is composed of Daniel Bernstein, Robert H. Simandl and John F. Tweedy; the Audit Committee is composed of Peter Gilbert, Eric Nowling and John F. Tweedy; the Nominating Committee is composed of Robert H. Simandl, John F. Tweedy and Vincent Vellucci; the Succession Committee is composed of Peter Gilbert and John F. Tweedy; and the Compensation Committee is composed of Peter Gilbert and Mark Segall.

The function of the Executive Committee is to act in the place of the Board when the Board cannot be convened.

The Compensation Committee is charged with the responsibility of administering the Company’s employee benefit plans, reviews the compensation of Bel’s executive officers and establishes general compensation policies.

The Audit Committee reviews significant audit and accounting principles, policies and practices, and meets with the Company’s independent auditors.  The Board of Directors has determined that Eric Nowling constitutes an “audit committee financial expert”, as such term is defined by the Securities and Exchange Commission (“SEC”). As noted above, Mr. Nowling -- as well as the other members of the Audit Committee -- have been determined to be “independent” within the meaning of SEC and NASDAQ regulations.

The Nominating Committee is responsible for nominating candidates for election to the Company’s Board of Directors.

The Board has a Succession Committee, comprised of Peter Gilbert and John F. Tweedy, whose purpose is to develop a succession plan for Bel's senior executives. The committee implemented a plan to identify and prepare individuals for positions and responsibilities they would need to assume either in the case of an emergency or under an orderly transition. The Succession Committee has identified and presented to the Board current members of Bel's management team that have the qualifications to fill the position of Chief Executive Officer. These candidates have been working with the current Chief Executive Officer, as well as other members of the Board, to become knowledgeable about all aspects of the position. The committee has also made recommendations with regard to the configuration of the Board in the event the current Chief Executive Officer is no longer able to hold his position on the Board.

During 2018, the Executive Committee held no meetings, the Audit Committee held six meetings, the Compensation Committee held four meetings, the Nominating Committee held two meeting and the Succession Committee held three meetings.  Each Director attended at least 75% of the aggregate of the Board and committee meetings on which he served in 2018.

Board Leadership Structure and Role in Risk Oversight

Our President, Daniel Bernstein, also serves as Chief Executive Officer of the Company. Additionally, Peter Gilbert serves as the independent Lead Director. Among other things, the Lead Director convenes and chairs regular and special executive sessions of the independent directors and serves as liaison between the independent directors and our President/Chief Executive Officer. We believe that our leadership structure allows the Board to have better control of the direction of management, while still retaining independent oversight.

The Board’s role in our risk oversight process includes receiving regular reports from members of management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic risks. The full Board or the appropriate committee receives these reports from management to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Nominating Committee Matters

Nominating Committee Charter. The Board has adopted a Nominating Committee charter to govern its Nominating Committee.  A copy of the charter is set forth on the Company’s website, www.belfuse.com, under the Investor Information tab.

Independence of Nominating Committee Members.  All members of the Nominating Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules.

Procedures for Considering Nominations Made by Shareholders.  The Nominating Committee’s charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than candidates who have previously served on the Board or who are recommended by the Board.  The charter states that a nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.  The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above.  The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director:  (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications. The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess.  Each nominee:

•	must satisfy any legal requirements applicable to members of the Board;

•	must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

•	must have a reputation for honesty and ethical conduct;

•	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a public company; and

•
must have experience, either as a member of the board of directors of another public or private company or in another capacity, that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board. Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders.  The Nominating Committee’s charter provides that there will be no differences in the manner in which the Nominating Committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board.  The evaluation process for individuals other than existing Board members will include:

•	a review of the information provided to the Nominating Committee by the proponent;

•	a review of reference letters from at least two sources determined to be reputable by the Nominating Committee; and

•	a personal interview of the candidate, together with a review of such other information as the Nominating Committee shall determine to be relevant.

Third-Party Recommendations. In connection with the 2018 Annual Meeting, the Nominating Committee did not receive any nominations from any shareholder or group of shareholders which owned more than 5% of the Company’s Class A Common Stock or Class B Common Stock for at least one year.

Audit Committee Matters

Audit Committee Charter.  The Audit Committee performed its duties during 2018 under a written charter approved by the Board of Directors.  A copy of the charter is set forth on the Company’s website, www.belfuse.com, under the Investors & Governance tab.

Independence of Audit Committee Members. The Class A and Class B Common Stock are listed on the NASDAQ Global Select Market and the Company is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules and under the SEC’s Rule 10A-3.

Audit Committee Report. In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018:

(1)	the Audit Committee reviewed and discussed the audited financial statements with the Company’s management;

(2)
the Audit Committee discussed with the Company’s independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T;

(3)
the Audit Committee received the written disclosures and the letter from the Company’s independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and discussed with the Company’s independent accountants their independence; and

(4)	based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2018 Annual Report on Form 10-K.

By:   The Audit Committee of the Board of Directors
Peter Gilbert
Eric Nowling
John F. Tweedy

Transactions with Related Parties

The Audit Committee of the Board of Directors monitors the Company’s related party transactions and must approve in advance any new related party transactions.  On a quarterly basis, the Audit Committee makes inquiry of management’s Disclosure Committee to determine whether any of the members of that committee are aware of any new related party transactions. Management’s Disclosure Committee did not report any new related party transactions to the Audit Committee during 2018.

Other Compensation Committee Matters

Charter. Our Board of Directors has defined the duties of its Compensation Committee in a charter. A copy of the Compensation Committee’s charter is included on the Company’s website, www.belfuse.com, under the Investor Information tab.

Authority, Processes and Procedures.  Our Compensation Committee is responsible for administering our employee benefit plans, for establishing the compensation of our Chief Executive Officer and for determining the compensation of our other executive officers.  Our Compensation Committee also establishes policies and monitors compensation for our associates in general.  While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of associates in general, the Compensation Committee retains overall supervisory responsibility for associate compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from our Chief Executive Officer regarding issues relevant to determinations made by the Compensation Committee. Our Chief Executive Officer participates in Compensation Committee deliberations regarding the compensation of other executive officers, but does not participate in deliberations regarding his own compensation.

Consultants.  We typically do not involve consultants in establishing the compensation of our associates or directors, other than attorneys who assist us in the drafting of benefit plans and comparable arrangements.

Shareholder Communication with the Board

The Board of Directors has established a procedure that enables shareholders to communicate in writing with members of the Board. Any such communication should be addressed to the Company’s Secretary and should be sent to such individual c/o Bel Fuse Inc., 206 Van Vorst Street, Jersey City, New Jersey 07302. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Shareholders may also communicate with the Board by directing communications through the Corporate Secretary by following instructions on the Company’s website. Under the procedures established by the Board, upon the receipt of such a communication, the Company’s Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a shareholder.  Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.

Board members are encouraged, but not required by any specific Board policy, to attend the Company’s annual meeting of shareholders.  Seven of the nine members of the Board attended the Company’s 2018 annual meeting of shareholders.

PROPOSAL 2

RATIFICATION OF THE DESIGNATION OF DELOITTE & TOUCHE LLP TO
AUDIT BEL’S BOOKS AND ACCOUNTS FOR 2019

The Audit Committee has selected Deloitte & Touche LLP to audit Bel’s books and accounts for the year ending December 31, 2019 and will offer a resolution at the meeting for shareholders to ratify the designation. Although shareholder ratification is not required, the designation of Deloitte & Touche LLP is being submitted for ratification at the 2019 Annual Meeting of Shareholders because it is perceived to be a matter of good corporate governance practice to submit this issue for ratification by shareholders. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of Bel’s independent registered public accounting firm.

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors has approved the compensation of our Named Officers as described in this proxy statement under “Executive Compensation”. The Board has decided, consistent with the vote of our shareholders at the 2017 Annual Meeting, to hold a non-binding advisory vote, commonly known as a “Say-on-Pay” vote, on an annual basis.  This vote gives you the opportunity to express your views on our executive compensation.  Because your vote is advisory, it will not be binding upon the Compensation Committee.  However, the Compensation Committee will take the outcome of the vote into account when making future executive compensation decisions.

Our compensation program is designed to motivate our executive officers to enhance long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. We believe our executive compensation is aligned with increasing the value of our common stock and promoting our key strategies, values and long term financial and operational objectives.

The Board of Directors believes that the compensation of our executive officers is appropriate and recommends a vote FOR the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s 2019 proxy statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

OTHER MATTERS

Relationship With Independent Public Accountants

Deloitte & Touche LLP, independent certified public accountants, has been selected by the Board of Directors to audit and report on Bel’s financial statements for the year ending December 31, 2019.

Deloitte & Touche LLP began auditing Bel in 1983. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he so desires.  The representative is expected to be available to respond to appropriate questions from shareholders.

Audit Fees and Related Matters

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by the Company’s independent accountants, Deloitte & Touche LLP, are approved in advance by the Audit Committee, including the proposed fees for such work.  The Audit Committee is informed of each service actually rendered.

Audit Fees.  Audit fees billed or expected to be billed to the Company by Deloitte & Touche LLP for the audit of the financial statements and audit of the effectiveness of our internal control over financial reporting included in the Company’s Annual Reports on Form 10-K, and reviews of the financial statements, included in the Company’s Quarterly Reports on Form 10-Q, for the years ended December 31, 2018 and 2017 totaled $3,254,932 and $3,152,135 respectively.

Audit-Related Fees.  For the year ended December 31, 2017, the Company was billed $15,000 by Deloitte & Touche LLP for audit-related services in connection with the Company’s Form S-3 filing.  The Company was not billed by Deloitte & Touche LLP during the year ended December 31, 2018 for any audit-related services (defined as services which are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the caption “Audit Fees” above).

Tax Fees.  The Company was billed $935,100 and $892,957 by Deloitte Tax LLP (an affiliate of Deloitte & Touche LLP) for the years ended December 31, 2018 and 2017, respectively, for tax services, principally representing advice regarding the preparation of income tax returns and acquisition-related due diligence.

All Other Fees.  For the years ended December 31, 2018 and 2017, the Company was not billed by Deloitte & Touche LLP for services not covered in the three immediately preceding paragraphs.

Other Matters.  The Audit Committee of the Board of Directors has considered whether the provision of Audit-Related Fees, Tax Fees and All Other Fees are compatible with maintaining the independence of the Company’s principal accountant.

Applicable law and regulations provide an exemption that permits certain services to be provided by the Company’s outside auditors even if they are not pre-approved.  The Company has not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.

Miscellaneous

At the time that this proxy statement was mailed to shareholders, management was not aware that any matter would be presented for action at the Annual Meeting other than the election of directors, the ratification of the designation of Deloitte & Touche LLP to audit Bel’s books and accounts for 2019, and the approval, on an advisory basis, of our executive compensation.  If other matters properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect to those matters in accordance with the best judgment of the persons voting them.

By Order of the Board of Directors
Craig Brosious, Secretary

Dated: April 11, 2019

A copy of the Company’s Annual Report for the year ended December 31, 2018, including financial statements, accompanies this proxy statement.  The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission, is available (excluding exhibits) without cost to shareholders upon written request made to Mr. Jerry Kimmel, Bel Fuse Inc., 206 Van Vorst Street, Jersey City, New Jersey 07302.

PROXY
BEL FUSE INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS,
MAY 21, 2019

The undersigned hereby appoints Robert H. Simandl and Craig Brosious, and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the annual meeting of the shareholders of the Company to be held on May 21, 2019, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned.  Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:

(Continued, and to be marked, dated and signed, on the other side)

	FOR the nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for the nominees listed below			Please mark your votes like this	☒
Election of the Board’s nominees for Director for the terms described in the Proxy Statement. (The Board of Directors recommends a vote “FOR”.)	☐	☐
3. With respect to the approval, on an advisory basis, of the executive compensation of Bel's named executive officers as described in the proxy statement: (The Board of Directors recommends a vote "FOR" this Proposal.)
				FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:  1.  Daniel Bernstein         2.  Peter Gilbert           3.  Vincent Vellucci

INSTRUCTION: To withhold authority to vote for any individual nominee listed above, write the nominee’s name in the space provided below.

4. Upon all such other matters as may properly come before the meeting and/or any adjournment or adjournments thereof, as they in their discretion may determine. The Board of Directors is not aware of any such other matters.

____________________________________________________________________
2. With respect to the ratification of the designation of Deloitte and Touche LLP to audit Bel's books and accounts for 2019: (The Board of Directors recommends a vote "FOR" this Proposal.)	FOR ☐	AGAINST ☐	ABSTAIN ☐
UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED “FOR” THE BOARD’S NOMINEES AND “FOR” PROPOSALS 2 AND 3.

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:
Signature __________________________________________ Signature _______________________________________________				Date ________________, 2019.
Please sign this proxy and return it promptly whether or not you expect to attend the meeting.  You may nevertheless vote in person if you attend.  Please sign exactly as name appears hereon.  Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc.  For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.